        KAMAN CORPORATION REPORTS 2002 SECOND QUARTER,
                         SIX MONTH RESULTS


BLOOMFIELD, Connecticut (August  1, 2002) - Kaman Corp. (NASDAQ:
KAMNA) today reported financial results for the second quarter and six months ended June 30, 2002.

In the quarter, the company recorded pre-tax charges totaling $86.0 million (of which $52.7 million are non-cash) to cover the write-down of K-MAX helicopter assets, principally inventories; for cost growth associated with the Australian SH-2G(A) helicopter program; and to phase out operations at its Moosup, Conn. plant. Details are provided in the Aerospace segment discussion.

Including the pre-tax charges, the company reported a net loss for the second quarter of $50.4 million, or $2.25 loss per share diluted, compared to a net loss of $12.5 million, or $0.56 net loss per share diluted, in the 2001 second quarter. Excluding the charges, 2002 second quarter net earnings were $5.6 million, or $0.25 per share diluted. The 2001 second quarter loss included a $31.2 million adjustment to sales and pre-tax earnings associated with a change in estimated costs to complete the SH-2G(A) helicopter program for Australia. Excluding the adjustment, 2001 second quarter net earnings were $8.3 million, or $0.36 per share diluted.

Revenues for the second quarter of 2002 were $209.4 million, compared to $194.6 million the previous year. The Australia program adjustments reduced revenue in the three-month period by $6.5 million in 2002 and by $31.2 million in 2001.

Paul R. Kuhn, chairman, president and CEO, said, "It was a difficult quarter as our Aerospace segment continued to work toward completion of the Australian SH-2G(A) program with new subcontractors while simultaneously reaching the decision to reduce the scope of the K-MAX program. The segment also continued to be affected by the absence of new helicopter orders and lower commercial aircraft production rates. This was reflected in our decision to phase out the Moosup plant and move the operations to other, more efficient company facilities. While these were not easy decisions, we believe they will position the company for future growth.

"During the quarter, we continued to win new aerostructures work and to build the advanced technology products businesses. We also worked to bring on line two strategically important acquisitions -- PlasticFab, a Wichita-based aircraft component manufacturer acquired late in 2001 and Dayron, a Florida-based leader in precision guided munitions fuzes for the U. S. Air Force and Army, acquired in July 2002. We also announced an agreement to acquire RWG Frankenjura-Industrie Flugwerklager GmbH, a German aerospace bearing manufacturer that complements our proprietary Kamatics bearings and increases Kaman's presence in vital

                           Page 1 of 10
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"Kaman Reports Second Quarter Results"
August 1, 2002


European aerospace markets. This acquisition was completed on July 29.

"On the industrial side, we are starting to see some early signs of economic improvement in the manufacturing sector which, if they hold, would benefit our Industrial Distribution business several months down the road," Kuhn said. "Our acquisition of A-C Supply last fall has given us an expanded presence in the Upper Midwest, and we are seeing good results from our purchase this spring of a majority interest in a distributor in Mexico."

"Music Distribution had a reasonably good quarter despite the difficult economic conditions, and toward the end of the quarter we added another new premier product line, Sabian cymbals and percussion accessories, to our product offerings," Kuhn said.

For the 2002 first half, including the pre-tax charges, the company reported a net loss of $45.0 million, or $2.01 loss per share diluted, compared to a net loss of $3.8 million, or $0.17 loss per share diluted in the same period last year. Excluding the $86.0 million in pre-tax charges, the 2002 six-month net earnings were $11.0 million, or $0.48 per share diluted. Excluding the Australia program adjustment, 2001 six-month earnings were $17.0 million, or $0.74 per share diluted.

Six-month period revenues were $432.7 million in 2002, compared to $439.3 million for the first half of last year. The Australia program adjustments reduced revenue in the six-month period by $6.5 million in 2002 and by $31.2 million in 2001.

The 2002 second quarter and six month results include a pre-tax
$1.9 million gain from the sale of the company's microwave products line. The 2001 second quarter and six month results included gains from the sale of facilities of $0.7 million in the first quarter and an additional $2.0 million in the second quarter.

The tax benefit for the first half of 2002 is calculated at approximately 34 percent and represents the combined estimated federal and state tax effect attributable to the loss. In the 2001 period, the company adjusted its estimated tax rate to 25 percent, primarily due to reduced tax considerations on the Australian helicopter program.

SEGMENT PERFORMANCE

Aerospace Segment
-----------------
The Aerospace segment had an operating loss of $78.0 million in the second quarter of 2002. Excluding the pre-tax charges described below, the segment had an operating profit of $8.0


                           Page 2 of 10
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"Kaman Reports Second Quarter Results"
August 1, 2002


million. In the 2001 quarter the segment had an operating loss of $20.9 million. Excluding the sales and pre-tax earnings adjustment, the segment had an operating profit of $10.3 million in the 2001 second quarter. Sales for the second quarter 2002 were $60.4 million, compared to $54.6 million in the quarter last year. Excluding the impact of the Australia program adjustments, 2002 sales for the quarter were $66.9 million, compared to $85.8 million for 2001.

In the first half of 2002, the segment had an operating loss of $68.9 million. Excluding the pre-tax charges, the segment had operating profit of $17.1 million. In 2001, the segment had an operating loss of $10.7 million in the six-month period. Excluding the 2001 second quarter adjustment, the segment had an operating profit of $20.5 million in the six-month period. Sales for the first six months of 2002 were $136.0 million, compared to $146.7 million the previous year. Excluding the impact of the Australia program adjustments, sales in the first half of 2002 were $142.5 million, compared to $177.9 million in 2001.

Helicopter Programs
Helicopter program revenues represented approximately 23 percent of segment sales for the second quarter of 2002, compared to approximately 21 percent a year ago, including the adjustments. These percentages reflect reduced revenues from the SH-2G helicopter programs for Australia and New Zealand as those programs mature, and the absence of K-MAX helicopter sales in both periods.

The $86.0 million in pre-tax charges include a non-cash $50.0 million charge for the write-down of K-MAX helicopter program assets, including $46.7 million for inventories and $3.3 million for fixed assets associated with the program. Development costs for the aircraft were previously written off.

Following a market evaluation of the K-MAX program, management has decided it will produce aircraft only upon firm order by a customer. In connection with this, the company has written down the value of existing aircraft, excess spare parts, and equipment inventories and going forward will maintain adequate inventories and personnel to support the fleet of K-MAX aircraft. Management plans to pursue both a sale and short-term lease program for existing new and used K-MAX aircraft inventory.

The pre-tax charges also include the impact of $25.0 million of cost growth on the Australia SH-2G(A) helicopter program, which has put the contract in a loss position. Accordingly, the company has eliminated the $6.5 million profit element of previously recorded sales and has recognized pre-tax loss accruals of $18.5 million for anticipated cost growth associated with completion, final integration and testing of the aircraft's


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"Kaman Reports Second Quarter Results"
August 1, 2002


advanced Integrated Tactical Avionics System (ITAS) software.
The Australian program involves 11 aircraft, 10 of which are substantially complete. As previously reported, all of these aircraft lack the full ITAS software. The company has been required to select new subcontractors to complete the software development as a result of a contract dispute settlement with the original software supplier. One result of the negotiation process with the new subcontractors is that Kaman now has responsibility for aircraft system integration, previously a subcontracted task. Work with the new subcontractors is proceeding and the company continues its discussions with Royal Australian Navy officials to develop an acceptable plan for completion of aircraft deliveries with the full ITAS software, which plan is expected to include phased acceptance of the aircraft. The company anticipates that the fully completed ITAS software will be installed and operational by the end of 2004.

Also included in the second quarter pre-tax charges is $11.0 million for the cost of phasing out the company's aircraft manufacturing plant in Moosup, Conn. in 2003. As previously announced, the work done at Moosup, the company's oldest and least efficient facility, will be relocated to other company facilities. The charges represent severance costs, asset write-offs and the cost of closing the facility. An additional $8.3 million of ongoing pre-tax costs are expected to be incurred in the second half of 2002 and later periods, mostly in 2003, for moving machinery and recertifying products and processes.

In other news, all four SH-2G(NZ) helicopters for New Zealand have been delivered and completed final acceptance by the New Zealand Defence Force. A fifth aircraft, ordered on option under the original contract, is scheduled for delivery before the end of 2002.

In June 2002, the company received a $4.2 million contract to support 10 SH-2G aircraft already in service with the Egyptian Air Force. The company is in a competition to supply up to six search and rescue helicopters to Egypt. The company has discussed this potential work in previous communications and has indicated it does not expect that any award will be made prior to the fourth quarter of 2002. Events in that region of the world are making it more difficult to estimate when the customer might act on this procurement.

The company received a small initial contract in February to begin a process toward refurbishing four existing SH-2Gs previously in service with the U. S. Navy Reserves to operate aboard two Polish Navy frigates in multi-mission roles such as surface surveillance and anti-submarine warfare. The company expects to sign a contract soon for follow-on work to provide for reactivation of the aircraft, modifications, pilot, sensor and

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"Kaman Reports Second Quarter Results"
August 1, 2002


mechanic training, as well as initial spares and ongoing contractor engineering and technical support.

Aircraft Structures and Components
Aircraft structures and components business represented approximately 55 percent of segment sales for the second quarter of 2002 compared to approximately 58 percent a year ago.

Aerostructure subcontract work involves commercial and military aircraft programs. Current programs include production of wing structures for virtually all Boeing commercial aircraft and major structural assemblies for the C-17 military transport.

In May, the company received a new incremental contract from the Boeing Commercial Airplane Group to supply aircraft subassemblies that will become part of aircraft fuselages, wings and tail structures for Boeing's 747, 757, 767 and 777 airliners.

Helicopter subcontract work involves commercial helicopter programs. Current programs include the production of fuselages and rotor systems for various MD Helicopters, Inc. aircraft; this work is now projected to run at significantly lower sales rates than originally anticipated.

The company's Kamatics specialty bearing business continued to be affected by the drop-off in commercial and regional aircraft manufacturing. This was offset to some degree by increases in the commercial aftermarket and military programs. The acquisition of RWG Frankenjura-Industrie Flugwerklager complements Kamatics' existing line of proprietary bearings for aircraft and other specialized uses. RWG employs 85 people and had sales in 2001 of approximately U.S. $10 million. Its largest customer is Airbus Industries.

Advanced Technology Products
The company's advanced technology products accounted for approximately 22 percent of Aerospace segment sales in the second quarter of 2002, compared to about 21 percent a year ago.

The company said its advanced technology product area is benefiting from increased defense spending. The company manufactures a mix of products for military and commercial markets, including missile safe, arm and fuzing devices for a number of major missile programs; and precision measuring systems, mass memory systems, electromagnetic motors and electro-optic systems. The company sold its microwave products line in April.

The company's Electromagnetics Development Center (EDC) received contracts during the quarter to supply permanent magnet motor and electronic drives for an advanced technology bus program in Boston and for oil and gas drilling rigs. EDC also was part of

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"Kaman Reports Second Quarter Results"
August 1, 2002


the industry team selected by the U. S. Navy to design the integrated electric drive system for the Navy's DD(X) next generation surface vessel. The DD(X) contract award has not yet been made pending resolution of the losing team's protest, and final negotiations.

On July 1, the company completed its acquisition of weapons fuze manufacturer, Dayron, located in Orlando, Fla. Dayron manufactures bomb fuzes for a variety of munitions programs, and has the contract to develop a fuze for the Air Force Joint Programmable Fuze (JPF) program. "The joining of Dayron's bomb fuze programs with Kaman's missile fuze programs will make us the leading fuze supplier for precision guided munitions for the U.S. Air Force and Navy," Kuhn said.

Industrial Distribution Segment
-------------------------------
Industrial Distribution's operating profit was $3.5 million in the quarter, compared to $3.6 the previous year. Sales for the 2002 quarter were $121.0 million (including $9.8 million from recent acquisitions), compared to $113.0 million in the 2001 quarter.

For the six-month period, segment sales were $238.5 million (including $17.3 million from recent acquisitions) with operating profit of $6.1 million. In the comparable period last year, sales were $236.1 million with operating profit of $8.7 million.

Before taking into account the recent acquisitions, second quarter sales were off only 1.6 percent from the prior year's quarter, the segment's best showing in a prior year quarter comparison since the end of 2000. Cost reduction activity, which has been ongoing, has helped keep this segment profitable during he manufacturing downturn and should put the segment in position to see increased profit margins when sales begin to recover. Operating results from the recent acquisitions, however, have thus far been marginal as the company works to integrate them into the segment.

Kuhn said, "Industrial Distribution performed well in the quarter in light of intense pricing pressures and very difficult economic conditions affecting its customer base. There are indications that the manufacturing sector is slowly starting a turnaround.
If the turnaround is real, we could start seeing the benefits later this year. We are pleased with early results from Delamac, the industrial products distribution company in Mexico in which we acquired a majority interest in March."

Music Distribution Segment
--------------------------
Music Distribution's operating profit was $707,000 in the second quarter, compared to $563,000 the previous year. Sales for the

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"Kaman Reports Second Quarter Results"
August 1, 2002


quarter were $27.7 million, compared to $26.8 million the prior year. For the six-month period, the segment had operating profits of $2.1 million, compared to $1.9 million in the first half of 2001. Sales for the six months of 2002 were $57.7 million, compared to $56.0 million in 2001.

Kuhn said, "Kaman Music had a good quarter despite continued sluggishness in both domestic and international markets. While sales to large domestic national chain stores were slower than hoped for, we did see gains in the balance of our customer base. During the quarter, Music added Sabian cymbals and percussion accessories to its line of premium products."

Forward-Looking Statements
This report contains forward-looking information relating to the corporation's business and prospects, including the SH-2G and K-MAX helicopter programs, aerostructures, helicopter structures, and components, the industrial and music distribution businesses, operating cash flow, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Those uncertainties include, but are not limited to: 1) the successful conclusion of competitions and thereafter contract negotiations with government authorities, including foreign governments; 2) political developments in countries where the corporation intends to do business; 3) standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government;
4) economic and competitive conditions in markets served by the corporation, including industry consolidation in the United States and global economic conditions; 5) timing of satisfactory completion of the Australian SH-2G(A) program; 6) timing, degree and scope of market acceptance for products such as a repetitive lift helicopter; 7) U.S. industrial production levels; 8) changes in supplier sales policies; 9) the effect of price increases or decreases; and 10) currency exchange rates, taxes, changes in laws and regulations, inflation rates, general business conditions and other factors. Any forward-looking information should be considered with these factors in mind.

                              ###


Contact:
-------
Russell H. Jones, Vice President & Treasurer (860) 243-6307

"Kaman Reports Second Quarter Results"
August 1, 2002

               KAMAN CORPORATION AND SUBSIDIARIES
          Condensed Consolidated Summaries of Operations
               (In thousands except per share amounts)

                                 For the Three Months  For the Six Months
                                     Ended June 30,        Ended June 30,
                                      2002      2001       2002      2001
---------------------------------------------------------------------------
Revenues                            $209,378  $194,641  $432,741  $439,333
Costs and expenses:
  Cost of sales*                     228,800   167,865   391,483   350,557
  Selling, general and
    administrative expense            50,083    47,272   101,490    96,319
  Restructuring costs**                8,290         -     8,290         -
  Interest (income)/expense, net         421        18       867        (8)
  Other (income)/expense, net         (1,280)   (2,044)   (1,064)   (2,531)
---------------------------------------------------------------------------
                                     286,314   213,111   501,066   444,337
---------------------------------------------------------------------------
Earnings (loss) before income taxes  (76,936)  (18,470)  (68,325)   (5,004)
Income taxes (benefit)               (26,570)   (5,975)  (23,300)   (1,250)
---------------------------------------------------------------------------
Net earnings (loss)                 $(50,366) $(12,495) $(45,025) $ (3,754)
===========================================================================
Net earnings (loss) per share:
  Basic                             $  (2.25) $   (.56) $  (2.01)  $  (.17)
  Diluted***                        $  (2.25) $   (.56) $  (2.01)  $  (.17)
===========================================================================
Average shares outstanding:
  Basic                               22,409    22,377    22,369    22,343
  Diluted                             23,651    23,710    23,609    23,694
===========================================================================
Dividends declared per share        $    .11  $    .11  $    .22   $   .22
===========================================================================

*Cost of sales for 2002 includes the write-off of K-MAX assets of $50,000 and Moosup facility assets of $2,679 and are associated with the charge taken in the Aerospace segment.

** Restructuring costs relate to the closure of the Moosup facility in 2003 and are associated with the charge taken in the Aerospace segment.

*** The calculated diluted per share amounts for 2002 and 2001 are anti-dilutive, therefore, amounts shown are equal to the basic per share calculation.

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"Kaman Reports Second Quarter Results"
August 1, 2002


                    KAMAN CORPORATION AND SUBSIDIARIES
                   Condensed Consolidated Balance Sheets
                              (In thousands)

                                        June 30,    December 31,
                                         2002          2001
----------------------------------------------------------------
Assets
Current assets:
  Cash and cash equivalents            $  13,213     $   30,834
  Accounts receivable, net               200,365        186,798
  Inventories                            142,722        197,400
  Income taxes receivable                  7,118            342
  Deferred income taxes                   36,500         16,938
  Other current assets                    11,245         10,339
----------------------------------------------------------------
     Total current assets                411,163        442,651
----------------------------------------------------------------
Property, plant and equipment, net        58,198         60,769
Other assets                              19,044         18,526
----------------------------------------------------------------
                                       $ 488,405     $  521,946
================================================================
Liabilities and shareholders' equity
Current liabilities:
  Notes payable                        $   4,310     $    4,038
  Accounts payable                        45,966         52,044
  Accrued contract loss                   18,495              -
  Accrued restructuring costs              8,290              -
  Other accrued liabilities               27,747         25,332
  Advances on contracts                   30,169         30,781
  Other current liabilities               20,868         29,065
----------------------------------------------------------------
     Total current liabilities           155,845        141,260
----------------------------------------------------------------
Long-term debt, excluding current portion 21,566         23,226
Other long-term liabilities               25,959         23,879
Shareholders' equity                     285,035        333,581
----------------------------------------------------------------
                                       $ 488,405     $  521,946
================================================================










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 "Kaman Reports Second Quarter Results"
August 1, 2002

                    KAMAN CORPORATION AND SUBSIDIARIES
              Condensed Consolidated Statements of Cash Flows
                              (In thousands)

                                                      For the Six Months
                                                        Ended June 30,
--------------------------------------------------------------------------
                                                         2002        2001
Cash flows from operating activities:
  Net earnings (loss)                                $ (45,025)   $(3,754)
  Depreciation and amortization                          5,698      5,654
  Net gain on sale of product line and other assets     (1,904)    (2,640)
  Restructuring costs                                    8,290          -
  Non-cash write-down of assets                         52,679          -
  Deferred income taxes                                (19,596)         -
  Other, net                                             1,753        585
  Changes in current assets and liabilities,
  excluding effects of acquisition/divestiture:
    Accounts receivable                                (13,300)    26,043
    Inventory                                              (55)     5,480
    Income taxes receivable                             (6,776)   (14,896)
    Accounts payable - trade                            (7,034)   (13,893)
    Accrued contract loss                               18,495          -
    Advances on contracts                                 (612)    (6,201)
    Changes in other current assets and liabilities     (7,751)      (834)
--------------------------------------------------------------------------
      Cash provided by (used in) operating activities  (15,138)    (4,456)
--------------------------------------------------------------------------
Cash flows from investing activities:
  Proceeds from sale of product line and other assets    7,500      4,038
  Expenditures for property, plant & equipment          (2,752)    (2,991)
  Acquisition of business, less cash acquired           (1,724)         -
  Other, net                                                62        (44)
--------------------------------------------------------------------------
      Cash provided by (used in) investing activities    3,086      1,003
--------------------------------------------------------------------------
Cash flows from financing activities:
  Changes to notes payable                                 184        172
  Reductions of long-term debt                          (1,660)    (1,660)
  Dividends paid                                        (4,913)    (4,906)
  Proceeds from exercise of employee stock plans           820        747
--------------------------------------------------------------------------
      Cash provided by (used in) financing activities   (5,569)    (5,647)
--------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents   (17,621)    (9,100)
Cash and cash equivalents at beginning of period        30,834     48,157
--------------------------------------------------------------------------
Cash and cash equivalents at end of period            $ 13,213   $ 39,057
==========================================================================

                                ###

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